Exhibit 10.5

CBRE Acquisition Holdings, Inc.

2100 McKinney Avenue

12th Floor

Dallas, TX 75201

December 10, 2020

CBRE, Inc.

2100 McKinney Avenue

12th Floor

Dallas, TX 75201

Re:	Administrative Services Agreement

Ladies and Gentlemen:

This letter agreement by and between CBRE Acquisition Holdings, Inc. (the “Company”) and CBRE, Inc. (“CBRE”), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the New York Stock Exchange (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i)    CBRE shall make available, or cause to be made available, to the Company, at 2100 McKinney Avenue, 12th Floor, Dallas, TX 75201 (or any successor location), certain office space, utilities, finance, accounting, tax and other administrative and secretarial support as may be reasonably required by the Company. In exchange therefor, the Company shall pay the CBRE the sum of $10,000 per month commencing on the Listing Date and continuing monthly thereafter until the Termination Date; and

(ii)    CBRE hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire agreement of the parties hereto, and any litigation between the parties arising out of this letter agreement (whether grounded in contract, tort, statute or equity) shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

Very truly yours,

CBRE ACQUISITION HOLDINGS, INC.

By:	/s/ CASH J. SMITH
Name: Cash Smith
Title: President, Chief Financial Officer and Secretary

AGREED TO AND ACCEPTED BY:

CBRE, INC.

By:	/s/ LEAH STEARNS

Name:	Leah Stearns
Title:	Chief Financial Officer

[Signature Page to Administrative Services Agreement]